Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Putnam Funds Trust

We consent to the use of our report dated October 9, 2019, with respect to the financial statements of Putnam Global Technology Fund, a series of Putnam Funds Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

December 24, 2020